Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-226016, 333-215438, and 333-206023 on Form S-3, and Registration Statement Nos. 333-218042, 333-205641 and 333-197923 on Form S-8 of our reports dated February 27, 2020, relating to the consolidated financial statements of Genco Shipping & Trading Limited and subsidiaries, and the effectiveness of Genco Shipping & Trading Limited and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Genco Shipping & Trading Limited for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

New York, New York

February 27, 2020